Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is made this 24th day of November 2009 between Richard Flaks (the “Employee”) and The Children’s Place Services Company, LLC and its parents and direct and indirect subsidiaries and affiliated corporations (collectively, the “Employer” or the “Company”).

1.	Termination of Employment. The parties agree that the Employee’s employment with the Company shall terminate effective August 4, 2009 (“Separation Date”).

2.
Separation Payment.  (a) In consideration of entering into this Agreement, the Employer shall pay to the Employee the sum of Four Hundred Ninety-Nine Thousand One Hundred Dollars ($499,100.00), less any legally required payroll deductions, which amount shall be paid in twenty-six (26) equal bi-weekly installments commencing the first pay period following full execution of the Agreement.  The bi-weekly installments shall be in an amount equal to Employee’s bi-weekly base salary as of the Separation Date; provided that the last installment shall be made no later than April 15, 2010 and shall include any remaining payments.  For purposes of 409A of the Code, each installment shall be deemed a separate payment.

(b) In addition the payment set forth above in Section 2(a), the parties acknowledge that the Employee shall receive all wages and payments for accrued but unused paid time off, less any legally required payroll deductions, in Employee’s final paycheck.

(c)  The Company also agrees to pay to Employee an additional sum of One Hundred One Thousand Five Hundred Dollars ($101,500), less any legally required payroll deductions, within fourteen (14) days of full execution of this Agreement

3.
Other Benefits.  (a) As of the Separation Date, Employee shall no longer be entitled to any of the employment benefits previously received by or offered to the Employee in the course of his employment with Employer, except that in the event Employee elects to continue medical, dental, and vision benefits required to be made available to Employee in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (subject to any applicable requirements for continuation of coverage as set forth by COBRA), the Employer agrees to waive the applicable premium cost that Employee would otherwise be required to pay for such continued group health coverage for a period of twelve (12) months or until the date Employee commences full-time employment with another company that offers the opportunity to obtain comparable health benefits, whichever date is sooner.

4.
Acknowledgments Regarding Payments and Benefits.  The Employer represents and warrants, and the Employee acknowledges, that the consideration paid to the Employee under this Agreement exceeds, supersedes, and extinguishes the amount, if any, the Employee may be entitled under any offer letter or employment agreement, verbal or written, as well as any employment or personnel policies, procedures or handbooks, including but not limited to, severance plans, policies or precedent utilized by the Employer or any other legal obligation which the Employer may have to the Employee.  Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments and benefits provided by this Agreement.  Employee also acknowledges that any monetary or other benefits which, prior to the execution of this Agreement, Employee may have earned or accrued or to which Employee may have been entitled to be paid prior to the execution of this Agreement, have been paid, or addressed in this Agreement, or such payments or benefits have been released, waived or settled by Employee pursuant to this Agreement.  The Employee agrees that the Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, payment or benefit from the Released Parties (as defined in Paragraph 12) other than that to which the Employee is entitled pursuant to this Agreement. The Employee further agrees that he shall retain any vested awards or rights pursuant to  (i) the Amended and Restated Performance Stock Award Agreement (2008 Long-Term Incentive Program), effective as of December 10, 2007; (ii)  Amendment to the Amended and Restated Performance Stock Award Agreement (2008 Long-Term Incentive Program), effective as of March 6, 2008; (iii) Amended and Restated Deferred Stock Award Agreement - Executives (2008 Long Term Incentive Program), effective as of December 10, 2007, but shall not accrue any additional awards or rights pursuant to any of the foregoing agreements as of the Separation Date.  The Employee further agrees that he shall retain no rights pursuant to the Amended and Restated Change in Control Severance Agreement effective as of January 24, 2008.

5.
Return of Company Property.  The Employee agrees, prior to or on the Separation Date, to return to the Company all laptops, cellular telephones, blackberries, keys, locks, credit cards, documents, records, materials, and other information of any type whatsoever that is the property of the Company.  Employee further agrees that Employee shall not retain and shall immediately return any copies, images, or reproductions of correspondence, memoranda, reports, financial information, notebooks, drawings, photographs, or other documents relating in any way to the affairs of the Company or its vendors.

6.
Consultation with Counsel and Voluntariness of Agreement.  (a) The Employee acknowledges that the Employer has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

(b) The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

(c) The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Employer within such period.  It is specifically understood that this Agreement shall not be effective or enforceable, and the payments and benefits set forth in this Agreement shall not be paid until no sooner than the seven-day revocation period has expired.

7.
Confidentiality of Agreement.  The Employee agrees not to disclose the existence of this Agreement or the terms and conditions of this Agreement to any person or entity, except: (a) to comply with this Agreement; (b) to the Employee’s legal, certified financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (c) as otherwise required by law.  The Employee agrees that the Employee will not publicly or privately disparage the Company or any of the Company’s products, services, affiliates, or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries.

8.
Confidential and Proprietary Information; Work Product.  (a) The Employee acknowledges that the Employee may possess certain confidential information, property or trade secrets of the Company (“Confidential Information”) which would damage the Company if disclosed or used by the Employee.  Accordingly, the Employee acknowledges a continuing duty of confidentiality to the Company and agrees that the Employee will not use or disclose Confidential Information to any person or entity or use the Confidential Information in any way.  Confidential information shall include, but shall not be limited to, the following: (i) documentation or data contained in any files or any other records the Company may maintain; (ii) statements regarding any matters made by any employees, officers, agents, representatives or attorneys of the Company at any meeting attended by the Employee or which the Employee may have heard or obtained knowledge of which may result in any detriment to the Company; (iii) actions taken or contemplated by the Company with respect to any of its operations, assets or employees; (iv) policies, practices, programs or plans contemplated, initiated or effectuated by the Company; and (v) any other information, records or data of a private nature to the Company.  Confidential Information shall not include information which is then in the public domain (so long as the Employee did not, directly or indirectly, cause or permit such information to enter the public domain).  Notwithstanding the foregoing, nothing contained in this Paragraph 8 shall prevent Employee from disclosing Confidential Information if compelled to do so by legal process; provided, that Employee immediately notifies Employer if disclosure of Confidential Information is required by court order or other legal process to allow Employer sufficient time to obtain a protective order or otherwise obtain the fullest protection permitted by applicable law.  In addition, notwithstanding the foregoing, nothing contained in this Paragraph 8 shall serve as a restraint or limitation upon the Employee from exercising the Employee’s general knowledge and expertise in the Employee’s field or from earning a livelihood in said field.

(b) Employee agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Company and for a period of one (1) year thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by Employee on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”).  All Work Product shall be and remain the property of the Company.  To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Employee hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law.  Consistent with his recognition of the Company’s absolute ownership of all Work Product, Employee agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) days’ written notice from the Company, Employee refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf.  This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

9.
Non-Competition, Non-Solicitation, and No Interference With Business Operations. (a)   The Employee agrees that, for a period of one (1) year following the Separation Date (the “Restricted Period”), the Employee will not without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in or otherwise be connected to or benefit from any business competitive with that of the Company.  A "business competitive with that of the Company" is one that (i) designs, manufactures, contracts to manufacture or sells, or intends to design, manufacture, contract to manufacture or sell, children's apparel, shoes or accessories and other children's-oriented merchandise, or (ii) engages in or provides or intends to engage in or provide any products, services or other business which is of the same nature as a product, service or other business of the Company or a product, service or other business which the Company is developing and of which Employee has knowledge.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Employee’s ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company or prohibit Employee for working for a company engaged in a “business competitive with that of the Company” provided that Employee does not render services or assistance to any division, subsidiary, affiliate or other area of said competitor that is engaged in any of the businesses or activities set forth in (i) or (ii) in this Paragraph 9(a).

(b)  Employee further agrees that, during the Restricted Period, he will not, without the express prior written consent of the Company, directly or indirectly: (i) contact, communicate, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within 6 months prior to the contact, communication, solicitation, transaction of business, or performance of services), a vendor of the Company in connection with or otherwise related to services or products provided by the vendor to any business competitive with that of the Company; (ii) solicit, recruit, hire, engage, or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is, or during the twelve (12) months immediately preceding the Separation Date was, an employee, agent, consultant or independent contractor of the Company; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its vendors, lessors, independent contractors, agents or employees.

(c)   Employee acknowledges and agrees that the restrictions on the activities in which he  may engage that are set forth in Paragraphs 9(a) and (b) of this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company's legitimate business interests.  Employee understands that the Company's business is global and, accordingly, the restrictions cannot be limited to any particular geographic area except as otherwise provided herein.  Employee further acknowledges that the restrictions contained in this Agreement will not prevent him or her from earning a livelihood.

10.
Injunctive Relief.  Employee acknowledges that a breach or threatened breach of any of the terms set forth in Paragraphs 7, 8, or 9 of this Agreement shall result in an immediate irreparable and continuing harm to the Employer for which there shall be no adequate remedy of law.  The Employer shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Employer in connection with Paragraphs 7, 8, 9 of this Agreement.

11.
Confirmation of Employment.  The Employee shall refer all inquiries concerning Employee’s employment to the payroll department and Employer’s payroll department shall, if called upon, confirm the Employee’s dates of employment and position with the Employer.

12.
Release.  In exchange for the consideration set forth above, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment with the Employer or separation therefrom, including but not limited to any claims based upon common law, or any federal, state or local employment statutes or civil rights laws.  Included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter.  This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement.

(b) This release does not waive rights or claims that may arise after this release is executed, including any right or claim to enforce the terms of this Agreement, and does not waive any rights or claims hereunder or which cannot be waived as a matter of law.  This Agreement does not affect the Employee’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but the Employee acknowledges that the Employee is not entitled to any other monies other than those payments described in this Agreement.

13.
Removal from Company Positions and Indemnification.  The Employee agrees that as of the Separation Date, the Employee shall resign from all positions held on behalf of the Company including but not limited to officer, director, agent, representative, trustee, administrator, fiduciary and signatory.  In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the Employee shall retain the benefit of all directors and officers liability insurance and coverage maintained by the Company with respect to claims made during the period provided by the Company’s current policy and to the extent provided by any future policy from time to time maintained by the Company with respect to other former executives of the Company, in each case on the terms and conditions of such policy.

14.
Cooperation.  Employee shall furnish such information as may be in his possession to, and cooperate with, the Company as may reasonably be requested by the Company in the orderly transfer of his responsibilities to other Company employees or in connection with any litigation or other proceeding in which the Company is or may be involved or a party, and, upon prior approval of the Company and to the extent separate counsel is necessary to represent the interests of Employee in respect to such litigation or proceeding, the Company agrees to indemnify Employee for the reasonable fees and costs incurred by Employee in fulfilling his obligations under this Paragraph 14.

15.
Violation of Terms.  Should the Employee violate any provision of this Agreement, then, in addition to all other damages or legal remedies available to the Employer (including without limitation injunctive relief), the Employee immediately shall return to the Employer all monies paid to the Employee pursuant to this Agreement.  Should the Employer violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee’s damages.  The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation.  However, in accordance with applicable laws, if the Employee violates this Agreement by commencing an action under the Age Discrimination in Employment Act, then the requirements set forth in this Paragraph 15 shall not apply.

16.	No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.

17.
Waiver of Reinstatement.  By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Employer.  The Employee further acknowledges that the Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).

18.
Delay in Payments Required by Section 409A of the Code.  Notwithstanding any provisions herein to the contrary, if all or any portion of the Payments due under Paragraph 2 hereof are reasonably determined to be “nonqualified deferred compensation” subject to Section 409A of the Code and the Company determines that the Employee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such Payments shall commence on the first regular payroll date on or immediately following the first day of the seventh month following the Employee’s “separation from service”, as defined in Treasury Regulation Section 1.409A-1(h), including the default presumptions and the first of such Payments shall include all amounts otherwise payable prior to the first payment date but for the application of this Paragraph 18.

19.
Section 409A of the Code.  The Employee hereby acknowledges and agrees with the Company that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Employee and the Company agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any Payment payable hereof), if possible, so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved.  The Company shall consult with the Employee in good faith regarding the implementation of the provisions of this Paragraph 19; provided, that neither the Company nor any of its employees or representatives shall have any liability to the Employee with respect to Section 409A of the Code.

20.
Miscellaneous. This Agreement contains the entire understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between the Employee and the Employer.  There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement.  No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement.  This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement, binding upon the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties, as well as their administrators, representatives, agents, executors, successors and assigns.

21.
Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and performed in such state and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.  Except in the event the Company seeks to enforce its rights under Paragraph 7, 8, 9 or 10 of this Agreement, the parties agree to mediate any dispute arising under this Agreement.  In the event of any such dispute subject to mediation, the parties, within thirty (30) days of a written request for mediation shall attend a mediation to be conducted in New Jersey in order to make a good faith reasonable effort to resolve such dispute.  The parties shall attempt, in good faith, to agree to a mediator.  If the parties are unable to agree to a mediator, the parties shall submit the matter to the American Arbitration Association to appoint a mediator and conduct the mediation in New Jersey.  If this good faith mediation effort fails to resolve the dispute arising under this Agreement or in the event the Company seeks to enforce its rights under Paragraphs 7, 8, 9, or 10 of this Agreement, then either party may commence a legal suit, action or proceeding to resolve such dispute, provided that such legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a New Jersey federal or state court.  Employee and Employer agree to waive any objection which either may now or hereafter have to the laying of venue of any such suit, action or proceeding and Employee and Employer irrevocably submit to the jurisdiction of any such court in any suit, action or proceeding.

22.
Severability.  If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation.  Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

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THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AND THAT THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE COMPANY AS STATED IN THIS AGREEMENT.

The Children’s Place Services Company, LLC	Richard Flaks

By: /s/ Charles K. Crovitz	/s/ Richard Flaks
(signature)

Dated: November 24, 2009	Dated: November 20, 2009